EXHIBIT 99.1
NEWS RELEASE
RANGE ANNOUNCES 2008 CAPITAL BUDGET
FORT WORTH, TEXAS, FEBRUARY 6, 2008...RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that a $1.065 billion capital budget has been set for 2008. This represents an 18% increase over 2007 expenditures. The 2008 budget includes $783 million for drilling and recompletions, $109 million for land, $51 million for seismic and $122 million for the expansion and enhancement of gathering systems and facilities. Of the drilling and recompletion capital, 95% is attributable to lower risk development and exploitation activities, and 5% is attributable to exploration projects. Acquisitions, particularly those in proximity to existing properties, will continue to be pursued but are considered too unpredictable to be specifically budgeted. Based on the current futures prices and existing hedges, 2008 capital spending is expected to be funded by operating cash flow and asset sales.
In 2008, Range expects to drill 968 gross (715 net) wells and undertake 82 (66 net) recompletions. Approximately 56% of the capital budget is attributable to the Southwestern region, 40% to the Appalachian region and 4% to the Gulf Coast region. Included in the budget are 187 net CBM, tight gas and shale wells at the Nora/Haysi field in Virginia, 92 net Barnett Shale wells in the Fort Worth Basin and 60 net Marcellus Shale wells in Appalachia. The remaining 376 net wells are primarily tight gas and oil wells in the Company’s other core areas.
Commenting, John H. Pinkerton, Range’s President, said, “The 2008 capital budget reflects our large, multi-year drilling inventory, which consists of more than 11,000 drilling projects. The strategy for our 2008 capital expenditures is consistent with prior years, in that our goal is to consistently grow production and reserves at top quartile finding costs. Based on the drilling projects planned for 2008, we anticipate generating excellent returns on invested capital and another year of double-digit production growth. Including the impact of planned asset sales, we have established a production growth target of 15% for 2008. Giving rising production combined with our low cost structure and attractive hedge position, we foresee posting another year of record financial results in 2008.”
RANGE RESOURCES CORPORATION is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
Except for historical information, statements made in this release, including those relating to expected capital expenditures, acquisitions, production growth, reserve additions and rates of return are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.
2008-4

Contact:	Rodney Waller, Senior Vice President
David Amend, IR Manager
Karen Giles, Sr. IR Specialist
(817) 870-2601
www.rangeresources.com

5